Exhibit 4.2

HANG SENG BANK
                                                                               Managing wealth for you, with you.

CUSTOMER'S COPY

Our Ref: Commercial Banking - A081111

Confidential

6 March 2009

Bonso Electronics Limited
Unit 1915-1916 19/F
Delta House
3 On Yiu Street
Shek Mun
Shatin
New Territories

Attention:  Mr. Anthony So

Dear Sirs,

BANKING FACILITIES

With reference to our recent discussions, we, Hang Seng Bank Limited (the "Bank") have reviewed your banking facilities and are pleased to offer the following revised banking facility/facilities (the "Facilities") to the borrower(s) specified below (the "Borrower").

The Facilities will be made available on the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities attached and upon satisfactory completion of the security specified below.

The Facilities are subject to review at any time and in any event by 31 January 2010 and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities.

1.           Borrower

              Bonso Electronics Limited

2.           Facilities and Limits

Combine Limit Overdraft (OD) Standby Documentary Credits (SDC) Documentary Credits - Trust Receipt (TR) Local Documentary Credits	HKD48,000,000 (HKD5,000,000) (HKD7,800,000) (HKD48,000,000) [(HKD48,000,000)] (HKD48,000,000)

Hang Seng Bank Limited 83 Des Voeux Road Central Hong Kong Tel (852) 2198 1111 Fax (852) 2868 4047 Telex 73311 HASEB HX Website www.hangseng.com	ISO 14001 certified The world’s most recognised standard for environmental management systems

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

- Trust Receipt under Local	[(HKD48,000,000)]
Documentary Credits (TR
under Local DC)
Import Trade Loans (ITL)	(HKD35,000,000)
Documents Against Payment	(HKD48,000,000)
Documents Against Acceptance	(HKD48,000,000)
(DA)
Factoring Facility (FTG)	(USD2,400,000)
Bank Guarantee (GTE)	(USD1,000,000)
Negotiation under Documentary	HKD15,000,000
Credits with discrepancies
Total	HKD63,000,000

Note:
(a)	The aggregate outstanding under OD, SDC, TR, TR under Local DC, ITL, DA, FTG and GTE facilities shall not at any time exceed HKD48,000,000.
(b)	The aggregate outstanding of all sub-limits shall not at any time exceed the Facility Limit of that Facility and the Total Facility Limit.

3.         Facilities and Conditions

Overdraft Facility:	Account No.: 259-229698-001

Interest: 1% per annum over BLR on daily balances, payable monthly in arrears.

Interest on Unauthorized Overdraft: 8% per annum over BLR

Documentary Credits:
For issuance of documentary credits for the account of the Borrower in favour of third parties and covering import of goods in the ways acceptable to the Bank and/or acceptance of bills drawn thereunder with tenor up to 120 days.

Hang Seng Bank Limited

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

Trust Receipt:
For trust receipt facility relating to goods imported and financed under the Bank's documentary credits issued for the account of the Borrower with tenor up to 120 days less any usance/credit periods granted by the suppliers of the Borrower.

The interest shall be 2.5% per annum over HIBOR for HKD loan and 2.5% per annum over LIBOR for USD loan.

Local Documentary Credits:
For issuance of documentary credits for the account of the Borrower in favour of third parties / local beneficiaries andcovering import of goods by calling for simple / insecure shipping evidence satisfactory to the Bank with tenor up to 120 days.

Trust Receipt under Local :	For trust receipt facility relating to goods imported and financed Documentary Credits under the Bank's Local DC with tenor up to 120 days.

The interest shall be 2.5% per annum over HIBOR for HKD loan and 2.5% per annum over LIBOR for USD loan.

Import Trade Loans:
For extension of trade loans to finance the Borrower's import of goods as evidenced by its suppliers' invoices and any other relevant documents as required. The availability of any particular trade loan will be subject to such conditions as the Bank may decide from time to time with tenor up to 150 days.

The interest shall be 2.5% per annum over HIBOR for HKD loan and 2.5% per annum over LIBOR for USD loan.

Standby Documentary:
The Borrower shall reimburse the Bank immediately on demand all amounts of claims under any standby documentary credit issued for its account. Any amount not reimbursed by it to the Bank shall bear default interest at such rate as the Bank may at its absolute discretion determine from time to time.

Hang Seng Bank Limited

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

Documents Against Payment:	For purchase of documentary export D/P bills drawn on parties acceptable to the Bank.

Documents Against Acceptance:	For purchase of documentary export D/A bills drawn on parties acceptable to the Bank with tenor up to 120 days.

The interest shall be 2.5% annum over HIBOR for HKDloan and 2.5% per annum over LIBOR for USD loan.

Negotiation under Documentary Credits with discrepancies:	For negotiation of discrepant documents, secured or unsecured by goods, presented under export documentary credits issued by banks acceptable to the Bank.

Factoring Facility:	Subject to terms and conditions set out in separate letter issued by the Bank’s Customized Trade Solutions Department.

Bank Guarantee:	For issuance of bank guarantee for the account of the Borrower in favour of third parties in the ways acceptable to the Bank.

Commission will be charged at 1.5% per annum on the amount of each guarantee to be issued.

4.             Security

The Bank shall continue to hold:-

(1)	Guarantee dated 31 January 2000 for unlimited amount from Bonso Electronics International Inc.

Each of the Borrower and the corporate guarantor(s) (if any) shall immediately inform the Bank once there are changes of its directors or beneficial shareholders or amendment to its memorandum and articles of association or equivalent constitutional documents and shall ensure that such changes/amendment are updated in the company registry of its place of incorporation promptly.

5.            Undertakings

The Borrower and the under-mentioned undertaking parties (if any) will undertake to the Bank as follows:-

(1)	The Borrower shall provide to the Bank a certified copy of the financial statements on a quarterly basis.

Hang Seng Bank Limited

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

(2)
Bonso Electronics International Inc and all of its subsidiaries/associated companies shall not create or permit to subsist any mortgage, pledge, lien, charge, assignment or other security interest over any of its assets without the Bank's prior written consent.

The Borrower and the under-mentioned undertaking parties (if any) shall continue to undertake to the Bank as follows:-

(1)
The Borrower and the corporate guarantor(s) shall provide to the Bank a certified copy of its annual audited accounts/financial statements within 180 days after the end of each financial year and such other relevant financial information as the Bank may from time to time reasonably request.

6.            Fees

A facility review fee of HKD30,000 will be debited from the Borrower's account maintained with the Bank at the expiration of 14 days from the date of this letter unless the Bank within 7 Business Days from the date of this letter receives the Borrower's written notification that the Facilities are no longer required.

Upon completing each review of the Facilities, the Bank is authorised to debit the current account maintained by the Borrower with the Bank for the facility review fee as the Bank may prescribe from time to time.

Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance (Cap. 155, Laws of Hong Kong) has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In accepting the Facilities, the Borrower should advise us whether the Borrower is in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that the Borrower is not so related. We would also ask that if the Borrower becomes so related subsequent to accepting the Facilities, the Borrower should immediately advise us in writing.

Please arrange for the enclosed copy of this letter to be signed by the Borrower and all guarantors and security providers of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder's Resolution(s) (if applicable) before 6 April 2009, failing which our offer shall lapse unless it is extended by us at our absolute discretion.

By accepting this Facility Letter, you would agree to channel all your remittance transactions and insurance arrangement to the Bank. Our Cash Management & Payment Services Department and Commercial Sales Department would contact you to offer our services on remittance and insurance respectively.

Hang Seng Bank Limited

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

Should you have any queries, please do not hesitate to contact the following persons:-

Queries on	Name	Telephone No.
Banking arrangement	Mr. Angus Wong	21985998
Factoring arrangement	Ms. Katrine Lee	21988512
Insurance	Mr. Stanley Ng	21982703
	Mr. John Li	21982522
Remittance	Mr. Billy Chow	21984534
	Remittance Hotline	21986919
Wealth management	Ms. Michelle Wong	21985534
Execution of documents	Ms. Angel Lui	21984817
	Ms. Teresa Chan	21984816

Kindly return the accepted Facility Letter and executed documents to our Mr. Jones Chung/ Ms. Angel Lui, Credit Administration Department, 21/F., 83 Des Voeux Road Central, Hong Kong.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance.

Yours faithfully,
For Hang Seng Bank Limited

_______________________________                                                                           _____________________________
Josephine Cho                                                                                                                         Joanna Lai
Senior Vice President                                                                                                             Vice President
Documentation and Services Delivery                                                                                Documentation and Services Delivery
Commercial Banking Division                                                                                               Commercial Banking Division

HL/ yk

Hang Seng Bank Limited

Bonso Electronics Limited
Our Ref: Commercial Banking - A081111

I/We hereby accept the Facilities and agree to be bound by all the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities, which I/we have read and understood.

For and on behalf of
BONSO ELECTRONICS LTD.

______________________________
Bonso Electronic Signature(s)

I/We agree to act as guarantor/security provider of the Facilities upon the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities.

For and on behalf of
BONSO ELECTRONICS INTERNATIONAL INC.

______________________________
Bonso Electronics lnternational Inc.

Hang Seng Bank Limited